SH 10/17/05
AGREEMENT
For
PURCHASE AND SALE
of
CUSTOMER ACCESS LINES
Dated as of October __, 2005
By and Among
SPRINT COMMUNICATIONS COMPANY, L.P.,
SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.,
And
TRINSIC, INC.

AGREEMENT FOR PURCHASE AND SALE OF CUSTOMER ACCESS LINES
     This Agreement for Purchase and Sale of Customer Access Lines (this “Agreement”) is made and entered into this [___] day of October, 2005, by and among Sprint Communications Company, L.P., a Delaware limited partnership (“Sprint”), Sprint Communications Company of Virginia, Inc., a Virginia corporation (“Sprint Virginia”) and Trinsic, Inc. (formerly known as Z-Tel Technologies, Inc.), a Delaware Corporation (“Buyer”). Sprint and Sprint Virginia are sometimes referred to herein individually as a “Seller” and collectively as “Sellers”).
RECITALS
     A. Sellers currently provide wireline telecommunications services to certain retail and commercial customers to whom Buyer’s affiliate, Trinsic Communications, Inc., formerly known as Z-Tel Communications, Inc., provides maintenance and other ancillary services (the “Customers”) pursuant to the Agreement for Resale of Local Wireline Telecommunications Service and Provision of Ancillary Services between Z-Tel Communications Inc. and Sprint Communications Company L.P. dated as of February 4, 2003 (the “Service Agreement”). Sellers have certain contractual rights and obligations with respect to the Customers receiving such services.
     B. Sellers desire to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to buy, assume and accept from Sellers, all of Sellers’ rights and obligations to provide and operate wireline telecommunication services to the Customers under the Customer Contracts all as set forth hereinafter.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
     1.1. Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions hereinafter set forth and any possible adjustment pursuant to Section 6.1.3 hereof, at the Closing described in Article 3, Sellers agree to sell, convey, transfer and assign to Buyer the “Transferred Assets,” and Buyer agrees to purchase and receive such Transferred Assets from Sellers and pay Sellers the Purchase Price (as defined in Section 1.3 below). Sellers shall retain the Excluded Assets.
     1.2. Assumption of Obligations by Buyer. Buyer covenants and agrees that, on the Closing Date, it shall execute and deliver to Sellers an Assumption Agreement in substantially the form attached as Exhibit A (the “Assumption Agreement”) pursuant to which Buyer will assume and agree to perform and discharge the Assumed Liabilities as and when due. Except for the Assumed Liabilities, the parties agree that Buyer will not assume any liability or obligation of either Seller, including any liability relating to the Excluded Assets or any events (including events related to the use, conduct or operation of the Transferred Assets) arising prior to the Closing Date. All such liabilities not assumed by the Buyer pursuant to this Section 1.2 shall be retained by the Sellers and shall hereafter be referred to as the “Retained Liabilities.”
     1.3. Purchase Price. Buyer shall pay to Sellers as consideration for the sale of the Transferred Assets and the assumption of the Assumed Liabilities, subject to the adjustment set forth in Section 1.3.3 below, a total purchase price (the “Purchase Price”) equal to the product of (i) One Hundred Dollars ($100.00), multiplied by (ii) the number of active In-Service Customer Access Lines at the close of business on the day immediately preceding the Closing Date. For purposes hereof, “In-Service Customer Access Lines” shall mean all Customer Access Lines being serviced by Buyer or its affiliate under the Service Agreement that are active and are not in either a suspend or post-close treatment status, as determined by the parties and otherwise consistent with past practices for establishing the number of Customer Access Lines being serviced by Buyer or its affiliate under the Service Agreement. In the event that Buyer elects to proceed with a partial closing of the transaction contemplated herein pursuant to Section 3.5 based on an agreed upon Partial Closing Schedule, then the “In-Service Customer Access Lines” shall include only those Customer Access Lines included on the Partial Closing Schedule that are active and are not in either a suspend or post-close treatment status, as determined by the parties and otherwise consistent with past practices for establishing the number of Customer Access Lines being serviced by Buyer or its affiliate under the Service Agreement. The Purchase Price shall be paid as follows:
          1.3.1. Cash Payment at Closing. Buyer shall pay to Sellers at Closing by wire transfer of immediately available funds an amount equal to the product of (i) Twenty-Five Dollars ($25), times (ii) the number of In-Service Customer Access Lines at Closing, as determined above. Such cash payment at Closing will be funded partially with the escrowed funds established pursuant to Section 3.b. of the Letter of Intent (the “Letter of Intent”), dated July 29, 2005, between Buyer and Seller (the “Escrowed Funds”). This portion of the Purchase Price will be paid by Buyer to Seller in immediately available funds to a bank account designated by Seller.
          1.3.2. Post-Closing Payments. Beginning on the last day of the month immediately following the month in which the Closing Date occurs, Buyer shall pay to Sellers, by wire transfer of immediately available funds to a bank account designated by Sellers, 15 equal monthly installments equal to the product of (i) Five Dollars ($5), times (ii) the number of In-Service Customer Access Lines at Closing as determined above.
          1.3.3. Adjustment to Per Line Purchase Price. In the event that the Attrition Rate for any two (2) consecutive calendar months during the period beginning on the date which is thirty (30) days after the public announcement by Buyer of the execution of this Agreement and ending on the Closing Date (the “Post-Execution Period”), exceeds the Pre-Execution Average Attrition Rate by (i) between 30% and 39.99%, the price set forth in Section 1.3(i) above shall be reduced from One Hundred Dollars ($100) to Eighty Dollars ($80), (ii) between 40% and 49.99%, the price set forth in Section 1.3(i) above shall be reduced from One Hundred Dollars ($100) to Sixty Dollars ($60), and (iii) 50% or more, the price set forth in Section 1.3(i) above shall be reduced from One Hundred Dollars ($100) to Forty Dollars ($40). For purposes of this Agreement, “Attrition Rate” means with respect to any month, the percentage of Customer

Access Lines lost during such month as compared to the month immediately preceding such month derived by dividing (i) the number of Customer Access Lines existing on the last day of such month by (ii) the number of Customer Access Lines existing on the last day of the immediately preceding month, and “Pre-Execution Average Attrition Rate” shall mean the average of the Attrition Rates for the three consecutive calendar months ending with the full calendar month ending immediately preceding the date that Buyer publicly announces the execution of this Agreement. For purposes of calculating both the Attrition Rate for any month during the Post-Execution Period and the Pre-Execution Average Attrition Rate, the 4,800 customer access lines in Louisiana that have been lost due to Hurricane Katrina (or that have been identified by Sprint as reasonably likely to be terminated due to extended loss of service as a result of Hurricane Katrina) shall be excluded from the calculation and shall be treated as never having been in service.
     1.4. Prorations. All taxes imposed on a periodic basis (including personal property taxes, ad valorem taxes, franchise fees or taxes and similar taxes and assessments with respect to the Transferred Assets), all utility payments and all other periodic charges and expenses arising from the operations of the Business shall be prorated between Buyer and Sellers as of 11:59 p.m., central Time, on the Closing Date. With respect to measurement periods that include (but do not end on) the Closing Date (all such periods of time being hereinafter called “Proration Periods”), Sellers shall be responsible for the portion of any such liabilities that relates to the portion of such Proration Period ending on the Closing Date, which shall be deemed to be the amount of such liability for the entire Proration Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Proration Period ending on the Closing Date, and the denominator of which is the number of days in the Proration Period. Buyer shall be responsible for the portion of any such liabilities that relates to the portion of such Proration Period beginning after the Closing Date, which shall be deemed to be the amount of such liability for the entire Proration Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Proration Period beginning on the day following the Closing Date, and the denominator of which is the number of days in the Proration Period. On the Closing Date, Buyer shall reimburse Sellers, on this prorated basis, for Buyer’s portion of any such Proration Period liabilities that have been paid before the Closing Date. Sellers shall reimburse Buyer, on this prorated basis, for Sellers’ portion of any such Proration Period liabilities paid on or after the Closing Date within five (5) business days of Sellers’ receipt of an invoice (including reasonable support for the calculation of the invoiced amount) from Buyer for such liabilities, but no earlier than five (5) days prior to the due date for the payment of any such liability. To the extent that Buyer or Sellers have not reimbursed the other party for such a Proration Period liability for which Buyer or Sellers are responsible by the due date for such reimbursement, the amount of such reimbursement payment shall bear simple interest at the rate of 8% per annum.
     1.5. Allocation of the Purchase Price for Tax Purposes. Sellers may, in their discretion, make an allocation (the “Allocation”) of the Purchase Price, the Assumed Liabilities and other relevant items to the individual assets or classes of assets comprising the Transferred Assets in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Buyer agrees not to make any filing or take any position with any Governmental Authority that is inconsistent with the Allocation.

     1.6. Transfer Taxes. Buyer and Sellers shall equally bear and be responsible for any Transfer Taxes imposed by any Governmental Authorities in connection with the sale, transfer or assignment of the Transferred Assets or otherwise on account of the Transactions, regardless of whether Buyer or Sellers are assessed therefore. Buyer and Seller shall each pay their share of such Transfer Taxes directly to the taxing authorities unless the parties mutually agree to coordinate the payment of such taxes in a different manner. If either party pays any Transfer Taxes directly, such party shall provide to other within ten (10) days of each such payment written evidence of receipt of such payment by the appropriate taxing authority.
ARTICLE 2
ACCESS
     2.1. Access to Books and Records. Upon execution of this Agreement, Sellers, upon reasonable notice from Buyer, shall permit Buyer and its authorized representatives reasonable access during customary business hours at Sellers’ place of business to the books and records, contracts, permits and other relevant data, information and things pertaining to the Transferred Assets.
     2.2. Access to Customer Data. Upon execution of this Agreement, Sellers shall provide Buyer with all customer information and data relating to the Transferred Assets as reasonably requested by Buyer that pertains to the Transferred Assets, including but not limited to, customer test files and universal service order code definitions. Upon the request of Buyer, Sellers shall provide Buyer with a complete computer download of all customer service records for Customers (including the feature sets, pricing and packages sold to the customer).
ARTICLE 3
CLOSING
     3.1. Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the purchase and sale of the Transferred Assets and the assignment and assumption of the Assumed Liabilities (the “Closing”) shall take place at such location, date and time as the parties may mutually determine, within three (3) days following the satisfaction or waiver of all the conditions precedent to Closing, including, but not limited to: (i) the conditions precedent to Closing set forth in this Article 4, and (ii) the receipt of all necessary Governmental Approvals. The date that the Closing actually occurs is referred to as the “Closing Date.” In lieu of attending the Closing, the parties may consummate the Closing by exchanging documents via e-mail, facsimile and overnight courier in a mutually acceptable manner. The Closing shall be deemed to have occurred as of 11:59 p.m., Central Standard Time, on the Closing Date.
     3.2. Deliveries by Sellers to Buyer. At or prior to the Closing, Sellers will deliver to Buyer:
          3.2.1. A duly executed Interim Process Agreement (as defined in Section 6.2.6. below);

          3.2.2. A duly executed Assignment and Assumption Agreement in substantially the form attached as Exhibit A;
          3.2.3. A duly executed closing certificate of each Seller signed by the appropriate officer of the Seller certifying as to the fulfillment of the conditions set forth in Sections 4.1.1 and 4.1.2 of this Agreement is substantially the form attached as Exhibit B;
     3.3. Deliveries by Buyer to Sellers. At or prior to the Closing, Buyer will deliver to Sellers:
          3.3.1. The Purchase Price as required by Section 1.3, together with any proration payment required to be paid on the Closing Date pursuant to Section 1.4, and the amount of any Transfer Taxes to be paid by Sellers as provided in Section 1.6;
          3.3.2. A duly executed closing certificate of Buyer signed by the appropriate Officer or Buyer certifying as to the fulfillment of the conditions set forth in Section 4.2.1 and 4.2.2 of this Agreement in substantially the form attached as Exhibit C;
          3.3.3. A duly executed Interim Process Agreement; and
          3.3.4. A duly executed Assignment and Assumption Agreement in substantially the form attached as Exhibit A.
     3.4. Further Assurances. Except as otherwise provided herein, all instruments of conveyance, assignment or transfer referred to herein, all sums of money, and all records and data to be delivered as specified in this Agreement shall be delivered at or prior to the Closing. The parties agree following the Closing to execute and deliver such further instruments of conveyance, assignment and assumption as may be reasonably necessary to consummate the Transactions and to give effect to the transfer of the Transferred Assets and the assumption of the Assumed Liabilities.
     3.5. Partial Closing. In the event that the parties do not receive all of the Governmental Approvals required to transfer all of the Customer Access Lines originally contemplated to be transferred pursuant to this Agreement, Buyer shall deliver to Sellers a schedule listing the Customer Access Lines with respect to which the necessary Governmental Approvals have been received (the “Partial Closing Schedule”). Within two (2) business days of receipt of such Partial Closing Schedule from Buyer, Sellers shall provide any objection to Buyer in writing and shall provide written evidence of any such Governmental Approval that has been obtained with respect to any Customer Access Line Sellers believe should be included on the Partial Closing Schedule. The parties agree to use commercially reasonable efforts to resolve any dispute that may arise with respect to the Customer Access Lines to be included on the Partial Closing Schedule. Upon final determination of the Partial Closing Schedule, Buyer and Sellers shall proceed to a closing with respect to those Customer Access Lines included on the Partial Closing Schedule. In the event of a partial closing pursuant to this Section 3.5, Buyer shall only accept and purchase from Sellers and Sellers shall only sell and transfer to Buyer those Customer Access Lines with respect to which all required Governmental Approvals have been received and which are set forth on the Partial Closing Schedule. Buyer and Sellers agree, for a reasonable period following any partial closing, to use commercially reasonable efforts (i) to obtain the necessary Governmental Approvals required to transfer those Customer Access Line not transferred as part of such partial closing and (ii) to effect such transfer of the remaining Customer Access Lines upon receipt of such Governmental Approval.
ARTICLE 4
CONDITIONS
     4.1. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in writing:
          4.1.1. Representations and Warranties. All representations and warranties of Sellers made in this Agreement shall be true and correct in all material respects as of the Closing Date, except for such representations and warranties that are made expressly as of an earlier date which shall be true and correct as of date made.
          4.1.2. Covenants and Agreements. Sellers shall have performed and complied in all material respects with all covenants and agreements required or contemplated by the Transaction Documents to be performed by it on or prior to the Closing Date.
          4.1.3. Governmental Approvals. The Governmental Approvals shall have been obtained and shall be in full force and effect; provided, however, that Buyer shall be permitted to waive this condition as it relates to having received all Governmental Approvals and proceed with a closing pursuant to Section 3.5 of this agreement with respect to those Customer Access Lines with respect to which such Governmental Approvals have been received.
          4.1.4. Legal Proceedings; No Injunction. No action or proceedings before any court or Governmental Authority shall be pending or threatened wherein an unfavorable judgment, decree or order would (a) prevent the carrying out of this Agreement, or any of the transactions contemplated herein, (b) declare unlawful the transactions contemplated by this Agreement, (c) cause such transactions to be rescinded, (d) permit consummation of the transactions contemplated herein or therein subject to the imposition of substantial damages on Buyer, or (e) materially affect the right of Buyer to own the transferred Assets.
          4.1.5. Certificates and Other Documents. Sellers shall have executed and delivered the certificates and other documents required by Sections 3.2 and 3.4.
          4.1.6. No Material Adverse Effect. Subsequent to the date hereof, there shall have occurred no casualty or other event or change, not subsequently cured by Sellers, which has resulted in a Material Adverse Effect.
     4.2. Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transactions shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Sellers in writing:
          4.2.1. Representations and Warranties. All representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing

Date except for such representations and warranties that are made expressly as of an earlier date which shall be true and correct as of date made.
          4.2.2. Covenants. Buyer shall have performed and complied with all covenants and agreements required or contemplated by the Transaction Documents to be performed by it on or prior to the Closing Date.
          4.2.3. Governmental Approvals. All Governmental Approvals shall have been obtained and shall be in full force and effect.
          4.2.4. Legal Proceedings; No Injunction. No action or proceeding before any court or Governmental Authority shall be pending or threatened wherein an unfavorable judgment, decree or order would (a) prevent the carrying out of this Agreement or any of the transactions contemplated herein (b) declare unlawful the transactions contemplated by this Agreement (c) cause such transactions to be rescinded, or (d) permit consummation of the transactions contemplated herein subject to the imposition of substantial damages on Sellers.
          4.2.5. Certificates and Other Documents. Buyer shall have delivered the certificates and other documents required under Sections 3.3 and 3.4.
          4.2.6. Purchase Price. Buyer shall have delivered the Purchase Price to Sellers in the manner specified in Section 1.3.1.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     5.1. Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that:
          5.1.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full authority: (i) to execute and deliver the Transaction Documents, to consummate the Transactions and to perform all of its obligations under the Transaction Documents, and (ii) to own, lease or otherwise hold the assets owned, leased or held by it. Buyer has obtained all approvals necessary to authorize the execution, delivery and performance of this Agreement, and Buyer has obtained, or will have obtained prior to Closing, all approvals necessary to consummate the Transactions and authorize the execution, delivery and performance of the Transaction Documents.
          5.1.2. Authority. This Agreement has been, and when executed by Buyer each of the other Transaction Documents will be, duly and validly executed and delivered by Buyer and the authorization referenced in Section 3.3.2 has been obtained by Buyer. This Agreement constitutes, and when executed by Buyer each of the other Transaction Documents will constitute, the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to creditors’ rights generally and by principles of equity.

          5.1.3. No Restrictions Against Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer do not, and the fulfillment by Buyer of its obligations under this Agreement and the Transaction Documents will not, conflict with, violate or result in the breach of any provision of (i) the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of Buyer or (ii) any contract, agreement, instrument or other legally binding arrangement to which Buyer is a party or by which any of Buyer’s assets are bound. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer will not violate any Law. Except as set forth on Schedule 5.1.3 and except for the FCC Approvals and PUC Approvals the parties contemplate obtaining pursuant to Sections 6.2.3 and 6.2.4 of this Agreement, Buyer’s execution, delivery and performance of this Agreement and the Transaction Documents do not require authorization or approval of, or filing with, any Governmental Authority.
          5.1.4. Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Sellers for any broker’s or finder’s fees or similar fees or expenses.
          5.1.5. Litigation. As of the date hereof there are no actions, suit, proceedings, claims, arbitrations or investigations, either at law or in equity, of any kind now pending (or to Buyer’s Knowledge threatened) against Buyer (i) that question the validity of any of the Transaction Documents or the Transactions; or (ii) that seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Buyer under the Transaction Documents.
          5.1.6. Funding. Buyer will have adequate funding to deliver the Purchase Price at Closing as contemplated in the Agreement.
     5.2. Sellers’ Representations and Warranties. Each of the Sellers represents and warrants to Buyer that:
          5.2.1. Organization. Sprint is a limited partnership duly validly existing and in good standing under the laws of the State of Delaware and Sprint Virginia is a corporation duly and validly existing and in good standing under the laws of the State of Virginia. Sellers have full power and authority to execute and deliver the Transaction Documents, to consummate the Transactions and to perform all of its obligations under the Transaction Documents. Sellers have obtained all corporate and partnership approvals necessary to consummate the Transactions and authorize the execution, delivery and performance of the Transaction Documents.
          5.2.2. Authorization, Execution and Delivery. This Agreement has been, and when executed by Sellers each of the other Transaction Documents will be, duly and validly executed and delivered by Sellers. This Agreement constitutes, and when executed by Sellers each of the other Transaction Documents will constitute, the valid, legal and binding agreement of Sellers enforceable against each Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to creditors’ rights generally and by principles of equity.

          5.2.3. Transferred Assets. Sellers have good title to all of the Transferred Assets free and clear of all Encumbrances.
          5.2.4. Governmental Authorization. Except as set forth on Schedule 5.2.4 and except for the FCC Approvals and PUC Approvals the parties contemplate obtaining pursuant to Sections 6.2.3 and 6.2.4 of this Agreement, Sellers’ execution, delivery and performance of this Agreement and the Transaction Documents do not require authorization or approval of, or filing with, any Governmental Authority.
          5.2.5. Litigation. As of the date hereof there are no actions, suits, proceedings, claims, arbitrations or investigations, either at law or in equity, of any kind now pending (or to Sellers’ Knowledge threatened) against either Seller (i) that relate to the Transferred Assets; (ii) that question the validity of any of the Transaction Documents or the Transactions; or (iii) that seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by either Seller under the Transaction Documents.
          5.2.6. Tax Matters. All taxes and assessments, including interest and penalties thereon, of any kind whatsoever accrued with respect to the Business through the Closing Date (other than Transfer Taxes and taxes subject to proration pursuant to Section 1.4) have been or will be paid in full by a Seller. There are no liens for federal, state or local taxes upon the Transferred Assets, except for statutory liens for taxes or assessments not yet delinquent or the validity of which is being contested in good faith by either Seller in appropriate proceedings, the ultimate liability for which shall remain the obligation of Sellers. Sellers have timely filed, or will cause to be timely filed, all material federal, state and local tax returns and reports of any kind (including income, franchise, sales, use, excise, employment and real and personal property) which either Seller is obligated to file with respect to the Business for all periods up to and including the Closing Date.
          5.2.7. No Material Violation. The execution and delivery by Sellers of the Transaction Documents and the consummation by Sellers of the Transactions will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of either Seller; (ii) violate any applicable Law issued, enacted, entered or deemed applicable by any Governmental Authority having jurisdiction over a Seller or any of the Transferred Assets; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of the Customer Contracts; or (iv) result in the creation or imposition of any Encumbrance on any of the Transferred Assets.
          5.2.8. Customer Contracts. Except as set forth on Schedule 5.2.8, each of the Customer Contracts is in all material respects valid, binding and currently in full force and effect and is enforceable by Sellers in accordance with its terms. Except as set forth on Schedule 5.2.8, neither Seller is in breach or default in any material respect under any of the Customer Contracts, and to Sellers’ Knowledge, no other party is in breach or default under any of the Customer Contracts.

          5.2.9. Brokers. Neither Seller has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Buyer for any broker’s or finder’s fees or similar fees or expenses.
          5.2.10. Customer Deposits and Residual Payments. Neither Seller has received any customer or security deposits or any pre-payment of fees or charges for any amount from any Customers with respect to the Customer Contracts. Neither Seller owes any residual payments or other similar fees to any party with respect to the Customer Contracts or the identification of Customers or the sale of services to Customers.
          5.2.11. Customer Access Lines and Partnership Programs. Schedule 5.2.11(a) lists all of the Customer Access Lines included in the Transferred Assets. Schedule 5.2.11(b) lists each Partnership Program relating to the Customer Access Lines currently in affect between Seller and any third-party, and Schedule 5.2.11(c) lists all of the Partnership Customer Access Lines covered by any such Partnership Program.
          5.2.12. Slamming, Cramming and Bill Presentation. Except as set forth in Schedule 5.2.12, Neither Seller is in violation of, nor has either Seller received any written notice of any alleged violation of, any Law, including any Law relating to “slamming,” “cramming,” or “bill presentation,” relating to the Transferred Assets.
          5.2.13. Disclosure. No representation or warranty of the Sellers in this Agreement contains an untrue statement of a material fact with respect to the Sellers or omits to state a material fact necessary to make the statements therein with respect to the Sellers, in light of the circumstances under which they were made, not misleading.
ARTICLE 6
COVENANTS
     6.1. Covenants of Sellers.
          6.1.1. Satisfaction of Conditions. Sellers will each use its commercially reasonable efforts to cause to be fulfilled and satisfied all of the conditions to the Closing to be performed or satisfied by Sellers.
          6.1.2. Maintenance and Conduct of Business. Between the date of this Agreement and the Closing Date:
               6.1.2.1. Sellers shall carry on the Business in the ordinary course and substantially in the same manner as heretofore conducted, including, without limitation, Sellers shall maintain their current mean time to repair and its average answer time, hold time and call service levels.
               6.1.2.2. Sellers will use their commercially reasonable efforts to (i) preserve its relationships with its Customers in substantially the same manner as it has done so to date and (ii) facilitate a smooth and positive transition of services to Buyer.

               6.1.2.3. Sellers shall not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of the Transferred Assets, provided, however, that Sellers shall terminate Customer Contracts due to delinquent payment or inappropriate behavior by the Customer in substantially the same manner as Sellers have done so to date.
               6.1.2.4. Sellers shall continue their collection methods, customer service policies and other policies affecting the Customers in the same manner they have done so to date.
               6.1.2.5. Sellers shall not make any negative or unsupportive comments to the Customers regarding Buyer and the transfer of the Transferred Assets to Buyer.
               6.1.2.6. Sellers shall maintain their books and records in the normal and usual manner.
          6.1.3. Seller Rate Changes. Sellers shall not make any adjustments to customer rates within one-hundred and twenty (120) days of the Closing Date except to the extent such adjustments (i) relate to existing fees or taxes and (ii) are mandated by Law. In the event that any adjustments mandated by Law create newly imposed fees, newly imposed taxes or other rate increases, that are material, Buyer shall have the option to (x) refuse the purchase of the Customer Access Lines affected by such adjustment and terminate this Agreement as it relates to such Customer Access Lines; provided, however, that in order for Buyer to terminate this Agreement pursuant to this clause (x), Buyer shall deliver written notice of its intention to do so to Sellers no later than December 31, 2005, or (y) to purchase such Customer Access Lines at price per line to be negotiated with Sellers. The parties agree to use commercially reasonable efforts to reach an agreement with respect to any amendment to the per line price pursuant to clause (y) in the preceding sentence. In the event that the parties fail to reach an agreement with respect to the amended price per line, the parties agree to select an arbitrator who has no affiliation to the Buyer or either Seller from the American Arbitration Association’s Roster of Neutrals to conclusively determine the per line price with respect to those Customer Access Lines effected by any newly imposed fees, newly imposed taxes or other rate increases. If any such adjustments are imposed on any Customer Access Lines and Buyer agrees to purchase such lines after negotiation with Sellers as provided herein, Section 1.3 of this Agreement shall be automatically amended to reflect the amended price per line agreed to by the parties pursuant to this Section (or as set by any such arbitrator pursuant to the foregoing).
          6.1.4. Buyer Audit Rights. Sellers shall permit Buyer or its authorized representatives to enter Sellers’ customer service centers or other call centers upon reasonable request and at reasonable intervals during normal business hours to inspect and audit all the Sellers’ relevant operations, procedures and records including records relating to call volumes, response times and other quality assurance related items as they pertain to the Transferred Assets. Sellers shall also permit Buyer to inspect those records relevant to Sellers’ service of the Customer Access Lines during normal working hours to the extent necessary to evaluate Sellers’ compliance with the terms of its covenants on other obligations under this Agreement.
          6.1.5. Post-Closing Changes to Seller Incentives. Sellers agrees that they will not discontinue, modify or alter in any way that is detrimental to the Customers any incentives,

discounts, special offers or service packages that Sellers currently have with any of its customers that are also Customers of a Seller being transferred as part of the transaction contemplated by this Agreement, including, without limitation any such incentives, discounts, special offers or service packages that either Seller has with its PCS customers, but excluding any of Sellers’ Partnership Programs, which will be discontinued.
          6.1.6. Consent to Assignment. At the Closing, Sellers will transfer to Buyer all Customer Contracts and Permits that are by their terms assignable. Sellers shall also request assignment to Buyer of those Customer Contracts and Permits that are not by their terms assignable. To the extent that the assignment of any Customer Contract or any Permit shall require the consent of another person, this Agreement shall not constitute an agreement to assign the Transferred Customer Contract or Permit if an attempted assignment would constitute a breach thereof. Prior to the Closing, both parties shall use commercially reasonable efforts (excluding the payment of money) to obtain the consent of any other party to the assignment of such Customer Contracts or Permits to Buyer.
     6.2. Mutual Covenants.
          6.2.1. Public Announcements. The parties agree that immediately following the execution of this Agreement, Buyer will issue the press release attached hereto as Exhibit D. Except as set forth in the preceding sentence, neither party may publicly announce the signing of this Agreement and the Transactions contemplated herein before of after the Closing without the prior written approval of the other party, except as and to the extent that such party is required to so disclose such information by Law or rule of any stock exchange. In such event, such disclosing party shall advise the other party of the disclosure required and shall provide the other party with a copy of the disclosure to be made, and shall use commercially reasonable efforts to cause a mutually acceptable release, announcement or filing to be made.
          6.2.2. Cooperation. Except as expressly provided otherwise in this Agreement, each party covenants to use all commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, that are necessary, proper or advisable under applicable Laws and regulations, expeditiously and practicably to consummate and make effective the Transactions, including but not limited to (i) using its commercially reasonable efforts to resolve any disagreements between Buyer and Sellers with respect to any applications for governmental or regulatory approval prior to application for such approval, (ii) obtaining all necessary actions, waivers, consents and approvals from third parties or Governmental Authorities, and (iii) effecting all necessary filings with Governmental Authorities.
          6.2.3. PUC Filings. Promptly after the execution of this Agreement, each of the parties will take such reasonable actions as may be necessary or helpful (including, but not limited to, making available witnesses, information, documents, and data requested by the PUC) to apply for and receive approval by the PUC for the transfer of the Transferred Assets and Authorities to Buyer. Sellers and Buyer will jointly prepare the applications and slamming waivers to be filed with the PUC. Sellers shall take the lead in preparing petitions to discontinue current service offerings as required.

          6.2.4. FCC Filings. The parties agree to promptly file after execution of this Agreement such applications and to take such reasonable actions as may be necessary or helpful to apply for and receive approval by the FCC for the transfer of the Transferred Assets and the Authorities to Buyer and the change in the provider of telecommunications services to the Customers. Sellers and Buyer will jointly prepare the applications and slamming waivers to be filed with the FCC. Sellers shall take the lead in preparing petitions to discontinue current service offerings as required.
          6.2.5. Buyer State Filings. Buyer shall be responsible for filing any required affidavits regarding its status as the “acquiring carrier” as well as any future tariffs relating to new rate plans.
          6.2.6. Interim Process Agreement. No later than October 31, 2005, Sellers and Buyer shall have entered into an Interim Process Agreement that will govern the relationship of the parties and provide for the orderly transition of the Customer Access Lines to Buyer (the “Interim Process Agreement”). The Interim Process Agreement shall address, among other item, the items set forth on Schedule 6.2.6.
ARTICLE 7
TERMINATION
     7.1. Termination By Buyer. If any condition precedent to Buyer’s obligation to effect the Closing set forth in Section 4.1 shall become incapable of satisfaction through no fault of Buyer and such condition is not waived by Buyer, Buyer shall not be obligated to effect the Closing and may terminate this Agreement by written notice to Sellers. If either Seller materially breaches any provisions of this Agreement, and such breach remains uncured for thirty (30) days after notice from Buyer, Buyer may terminate this Agreement upon written notice to Seller.
     7.2. Termination By Seller. If any condition precedent to Sellers’ obligation to effect the Closing set forth in Section 4.2 shall become incapable of satisfaction through no fault of Sellers and such condition is not waived by Sellers, Sellers shall not be obligated to effect the Closing and may terminate this Agreement by written notice to Buyer. If Buyer materially breaches any provisions of this Agreement, and such breach remains uncured for thirty (30) days after notice from Sellers, Sellers may terminate this Agreement upon written notice to Buyer.
     7.3. Termination By Buyer or Sellers. If (i) a final, non-appealable order is issued by any Governmental Authority to restrain, enjoin or prohibit the consummation of the Transactions, or (ii) the Closing shall not have occurred on or March 1, 2006, then either party may terminate this Agreement by written notice to the other. Notwithstanding the foregoing, if a non-appealable order is issued by a state PUC to restrain, enjoin or prohibit the consummation of the Transactions, then within ten (10) days of the date such an order becomes final and non-appealable, the Buyer and Sellers will initiate good faith negotiations to modify the Agreement to address the terms of the PUC order. If the parties are unable to successfully modify the Agreement, either party shall, at its option, have the right to terminate this Agreement by written notice to the other party.

     7.4. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 7, this Agreement shall thereafter become void and there shall be no further liability on the part of any party hereto or its respective shareholders, directors, officers or employees in respect thereof, except as follows: (i) nothing herein shall relieve any party from liability for any intentional breach of this Agreement, (ii) the obligations of the parties hereto set forth in Sections 12.3, 12.4, 12.5, 12.11, 12.12 and 12.14 shall not be affected by a termination of this Agreement, and (iii) the Escrowed Funds and any interest earned thereon shall be either immediately released to the Buyer or retained by the Sellers, as applicable, in accordance with Section 3.b. of the Letter of Intent.
ARTICLE 8
ADDITIONAL MATTERS
     8.1. Pre-Closing. In order to effectuate an orderly Transition in the provision of telecommunications services to Customers on the Closing Date, Buyer and Sellers agree to utilize the measures set forth below:
          8.1.1. Collection of Receivables. Prior to the Closing Date, Sellers will provide service and collect receivables related to such Customers. Beginning on the Closing Date, all Customers shall become the responsibility of Buyer, and Buyer will, as of the Closing Date, be primarily responsible for collecting receivables related to service provided both before and after the Closing Date. The parties agree that as part of the notices provided to the Customer with respect to the Transition, Customers will be instructed that all payments to be delivered after the Closing Date, whether for services before or after the Closing Date, will be made to a newly established lock-box under the control of Buyer. Buyer will collect all payments made following the Closing Date and will within sixty (60) days of the Closing Date transfer to Sellers all payments received by Buyer relating to services provided before the Closing Date. Any payments received by Buyer relating to services provided before the Closing Date after the sixty (60) day period referred to in the preceding sentence will be forwarded by Buyer to Sellers no more than ten (10) business days after receipt thereof. Any payments received by either Seller following the Closing Date will be forwarded by such Seller to the lock-box no more than ten (10) business days after receipt thereof.
          8.1.2. Notice to Customers. Buyer and Sellers agree that Buyer, in cooperation with Sellers, will deliver multiple written notifications to the Customer in order to meet requisite regulatory standards and to facilitate an orderly transition of services to Buyer with as little attrition as possible. All such written notifications shall be provided to Seller in advance of any use thereof, and shall be reasonably acceptable to Sellers. In no less than the final bill delivered to each Customer, the Customers shall be informed that the applicable Seller will no longer be the Customer’s telecommunications provider and Customers shall be provided the name, address and telephone number of Buyer, including the payment information relating to the newly established lock-box and a statement that all such payments due on the final bill must be directed to the new payment location.
          8.1.3. Customer Records. To the extent not previously provided to Buyer, Sellers shall use commercially reasonable efforts to maintain all billing and service records for goods sold or services provided, including any third-party verifications, to Customers prior to Closing until the later of one year from the Closing Date or the maximum time required by Law. Sellers shall use commercially reasonable efforts to make available, upon reasonable request from Buyer, all such billing and service records. Such records will be provided without cost to the Buyer and will include access to third party verifications and letters of authorization associated with end user subscriptions.
          8.1.4. Carrier Access Billing. Sellers shall render their own final carrier access bills to its interexchange carriers for minutes, messages and other applicable charges. Sellers shall be responsible for collecting and settling any disputes associated with its final carrier access billings to interexchange carriers, and there shall be no adjustment to the Purchase Price for any bad debts of these interexchange carriers. All carrier access billings, revenue, and bad debt associated with usage incurred after Closing shall be the benefit or obligation of Buyer as the case may be.
     8.2. New Customer Service Orders and Service Change Orders. After customers are transitioned to Buyer on the Closing Date, Buyer shall be responsible for processing all new customer service requests and service change order requests submitted by customers or applicants for service. After the Closing Date, Sellers shall forward within three (3) business days any new customer service orders or service change orders received by either Seller to Buyer for service.
     8.3. Access to Books and Records.
          8.3.1. After the Closing, Sellers will retain all Retained Books and Records for a period of three (3) years.
          8.3.2. After the Closing, upon reasonable notice the parties will give to the representatives, employees, counsel and accountants of the other party reasonable access during normal business hours, to books and records relating to the Business, the Transferred Assets and the Assumed Liabilities, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including any tax returns and related information, but not attorney work product), audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of taxes as may be requested by Sellers to substantiate any claim for tax credits or refunds); provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any contract to which it is a party or to which it or any of its assets is subject. Sellers and Buyer will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3.2.
     8.4. Bulk Sales Laws. Sellers and Buyer waive compliance with applicable laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to tile sale of inventory, equipment or other assets in bulk in connection with the sale of the Transferred Assets.
ARTICLE 9
INDEMNIFICATION
     9.1. Survival. The representations and warranties made in this Agreement, the Schedules and the certificates to be delivered by the parties shall survive for a period of eighteen (18) months following the Closing Date (except for Sections 5.2.3 (“Title to Purchased Assets”), which shall survive indefinitely, and Section 5.2.6 (“Taxes”) and 5.2.12 (Slamming, Cramming and Bill Presentation), which shall survive for the applicable statute of limitations), except to the extent such party, at or prior to the Closing Date, shall have actual knowledge of a breach or inaccuracy of a representation or warranty of the other party. No claim may be made for the breach of a representation or warranty made in this Agreement unless notice of such claim has been delivered to the breaching party prior to the expiration of the representation or warranty.
     9.2. Indemnification and Payment of Damages by Sellers. Subject to the limitations set forth in Section 9.6, each of the Sellers will indemnify and hold harmless Buyer and its respective representatives, stockholders, controlling persons and affiliates (collectively, the “Indemnified Persons”) for, and will pay to such Indemnified Persons the amount of, any loss, liability, claim, damage expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of representation or warranty made by either Seller in this Agreement, (b) any breach of any covenant or obligation of a Seller in this Agreement; (c) the Excluded Assets or the Retained Liabilities; (d) any liabilities for taxes arising before the Closing Date or relating to events occurring before the Closing Date; or (e) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with a Seller (or any person acting on its behalf) in connection with any of the contemplated transactions.
     9.3. Indemnification and Payment of Damages by Buyer. Subject to the limitations set forth in Section 9.7, Buyer will indemnify and hold harmless Sellers and their Indemnified Persons for, and will pay to such Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any breach of representation or warranty made by Buyer in this Agreement; (b) any breach of any covenant or obligation of Buyer in this Agreement; (c) the use, conduct or operation of the Transferred Assets from and after the Closing Date solely to the extent that any such Damages result from events occurring after the Closing Date, (d) the failure of Buyer to perform any of the Assumed Liabilities, and (e) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on its behalf) in connection with any of the contemplated transactions.
     9.4. Procedure for Indemnification — Third Party Claims.
          9.4.1. Promptly after receipt by an Indemnified Person under Section 9.2 or 9.3 of notice of the commencement of any claim (a “Proceeding”) against it, such Indemnified

Person shall, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.
          9.4.2. If any proceedings referred to in Section 9.4.1 is brought against an Indemnified Person and it give notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate) to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without the consent of such Indemnified Person. In no event will the Indemnified Person consent to the entry of any judgment or enter into any settlement with respect to a Proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.
     9.5. Procedure for Indemnification — Other Claim. A claim for the indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     9.6. Limitations on Sellers’ Indemnification of Purchaser. Notwithstanding any other provision to the contrary, Sellers shall be obligated to indemnify Buyer and its Indemnified Persons only to the extent that the amount of such Damages, when aggregated with the total amount of other claims for indemnification under Section 9.2, does not exceed $1,000,000, and (ii) any such claims are made upon a Seller in writing prior to the close of business on the second anniversary of the Closing Date.
     9.7. Limitations on Buyer’s Indemnification of Sellers. Notwithstanding any other provision to the contrary, Buyer shall be obligated to indemnify Sellers and their Indemnified Persons only to the extent that the amount of such Damages, when aggregated with the total amount of other claims for indemnification under Section 9.3, does not exceed $1,000,000, and (ii) any such claims are made upon Buyer in writing prior to the close of business on the second anniversary of the Closing Date.

ARTICLE 10
WAIVER OF TRIAL BY JURY
     10.1. Waiver of Trial by Jury. Each party waives its right to a jury trial in any court action arising between the parties, whether under this Agreement or otherwise related to this Agreement, and whether made by claim, counterclaim, third party claim or otherwise. If for any reason the jury waiver is held to be unenforceable, the parties agree to binding arbitration under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et seq. Any arbitration will be subject to the Governing Law provision set forth in Section 12.10. Discovery in the arbitration will be governed by the Federal Rules of Civil Procedure. The determination of the arbitrator shall be final, binding and conclusive upon the parties and enforceable in a court of competent jurisdiction. The agreement of each Party to waive its right to a jury trial will be binding on its successors and assignees.
ARTICLE 11
CERTAIN DEFINITIONS
     11.1. Defined Terms. For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:
     “Accounts Receivable” means all customer accounts receivable with respect to goods sold and/or services provided to Customers by a Seller and its Affiliates prior to the Closing Date.
     “Affiliate” of a specified entity means any legal entity directly or indirectly controlling, controlled by, or under the common control with the specified entity. The term “control” (including “controlling,” “controlled by” and “under common control with”) of an entity means the possession, directly or indirectly, of the power to (i) vote 50% or more of the voting securities or other voting interests of such person, or (ii) direct or cause the direction of the management and policies of such entity, whether through the ownership of voting shares, by contract or otherwise.
     “Agreement” means this Agreement for Purchase and Sale of Customers Line’s, together with all Schedules and Exhibits hereto, as any of the foregoing may be amended, modified or supplemented in writing from time to time.
     “Assumed Liabilities” means any and all of the following liabilities and obligations of Sellers or their Affiliates.
     (a) to the extent arising exclusively out of events occurring after the Closing Date, all liabilities and obligations of Sellers or their Affiliates arising under the Customer Contracts and the Permits pursuant to Sellers’ existing Tariffs;
     (b) All liabilities and obligations arising out of litigation and claims relating to the Customer Contract arising out of events occurring after the Closing Date.
     “Assumption Agreement” is defined in Section 1.2.

     “Attrition Rate” means with respect to any month, the percentage of Customer Access Lines lost during such month as compared to the month immediately preceding such month.
     “Business” means Sellers’ business of providing wireline telecommunication services to the Customers in respect of which the Buyer or its affiliates currently provide service pursuant to the Service Agreement as of the date of this Agreement.
     “Buyer” is defined in the preamble of this Agreement.
     “Buyer’s Knowledge” means the actual knowledge of Buyer after reasonable investigation.
     “Closing” is defined in Section 3.1.
     “Closing Date” is defined in Section 3.1.
     “Code” is defined in Section 1.5.
     “Customer” means each end user identified on the applicable Customer Contract (or as identified in the Sellers’ or Buyer’s databases) of the telecommunication services provided by Sellers, prior to Closing, and Buyer, following the Closing.
     “Customer Access Line” means each customer access line as set forth on Schedule 5.2.11(a).
     “Customer Contracts” means all contracts, agreements, instruments and other legally binding arrangements (and all amendments and modifications thereto) relating to the provision of wireline telecommunication service by Sellers to a Customer in respect of which Buyer or its affiliate currently provides service under the Service Agreement and is associated with a Customer Access Line that is transferred to Buyer pursuant to this Agreement, and all such contracts, agreements and instruments entered into by a Seller in the ordinary course of the Business between the date of this Agreement and the Closing Date relating to the provision of services to the Customers.
     “Encumbrances” means any and all security interests, liens, charges or similar restrictions, except for (i) liens for taxes not yet due and payable or that are being contested in good faith, (ii) liens of workers, carriers or materialmen or similar liens arising by operation of Law in the ordinary course of the Business in respect of obligations that are not yet due and payable or that are being contested in good faith, and (iii) any liens, defects or irregularities that are the result of Buyer’s or its representative’s actions.
     “Escrowed Funds” is defined in Section 1.3.1.
     “Excluded Assets” means, any of the following:
     (a) all assets, properties and rights of either Seller and its Affiliates that are not used exclusively in connection with the Business;

     (b) this Agreement and all rights of either Seller under this Agreement;
     (c) the Retained Books and Records;
     (d) all cash or cash equivalents of Sellers and its Affiliates, including, without limitation, checks or drafts received by the Business for which a Seller has not received funds on or prior to the Closing Date, certificates of deposit, time deposits and marketable securities; and all of the right, title and interest in the bank accounts, safe deposit boxes and checking accounts of either Seller, its Affiliates and the Business;
     (e) all rights to refunds of all federal, state, local and foreign taxes relating to a Seller or its Affiliates, the Transferred Assets or the Business to the extent such taxes relate to a period ending on or prior to the Closing Date and were not paid or assumed by Buyer;
     (f) all Accounts Receivable, inventory and fixed assets of a Seller and its Affiliates,
     (g) all real property and interests in real property owned by a Seller and its Affiliates; and
     (h) all policies of insurance and fidelity, surety or similar bonds and the coverages afforded thereby of a Seller and its Affiliates, and any and all claims or rights thereunder;
     “FCC” means the Federal Communications Commission or any other Federal agency which succeeds in whole or in part to its jurisdiction so far as the subject matter of this Agreement is concerned.
     “FCC Approval” means the issuance on the release date of the FCC public notice of the FCC’s grant of consent to the assignment of the FCC Authorities.
     “Governmental Approval” means the PUC Approval, the FCC Approval and all consents and approvals of, filings and registrations with, and notifications to any other Governmental Authority necessary to consummate the transaction contemplated by this Agreement.
     “Governmental Authority” means any United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality thereof.
     “In-Service Customer Access Lines” is defined in Section 1.3.3.
     “Interim Process Agreement” is defined in Section 6.2.6.
     “Law” or “Laws” means any statute, rule, regulation or ordinance of any Governmental Authority.
     “Letter of Intent” is defined in Section 1.3.1.
     “Material Adverse Effect” means a materially adverse effect on the Business or the Transferred Assets, taken as a whole, other than effects relating to or arising from (i) the execution of this Agreement, (ii) the United States economy generally or (iii) events or circumstances that affect the Business in the same manner and to the same extent as other businesses in the industry generally.
     “Partnership Customer Access Lines” shall mean those Customer Access Lines set forth on Schedule 5.2.11(c) and relating to the Partnership Programs set forth on Schedule 5.2.11(b).
     “Partnership Program” shall mean those incentive programs with Sellers’ customers as set forth on Schedule 5.2.11(b).
     “Permits” means all permits of any Governmental Authority relating to the Transferred Assets.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, foreign, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).
     “Post Closing Payment Adjustment” is defined in Section 1.3.3.
     “PUC” means the Public Utility Commissions or any state’s equivalent regulatory body.
     “PUC Approval” means the issuance of the required consents or approvals of the PUC with respect to the assignment of the Authorities to Buyer.
     “Proration Periods” is defined in Section 1.4.

     “Purchase Price” is defined in Section 1.3.

     “Purchase Price Adjustment” is defined on Section 1.3.3.
     “Retained Books and Records” means, collectively, all corporate records and stock books of Sellers and their Affiliates, the general ledger, all records required by Law to be retained by Sellers and all books and records relating to (i) tax returns and tax records; (ii) the Excluded Assets; (iii) the organization, maintenance and existence of either Seller as a corporation or partnership; and (iv) attorney work product; provided that where reasonably necessary or prudent, Retained Books and Records shall also include copies of the Transferred Books and Records.
     “Retained Liabilities” is defined in Section 1.2 of this Agreement.
     “Seller(s)” is defined in the preamble of this Agreement.
     “Sellers’ Knowledge” means the actual knowledge of either Seller after reasonable investigation.
     “Service Agreement” is defined in the preamble of this Agreement.
     “Sprint” is defined in the preamble of this Agreement.

     “Sprint Virginia” is defined in the preamble of this Agreement.
     “Transactions” means the purchase and sale of the Transferred Assets as contemplated by this Agreement and all other transactions contemplated by the Transaction Documents.
     “Transaction Documents” means this Agreement and each document to be executed in connection with the Closing of the Transactions. When used with respect to Sellers or Buyer, “Transaction Documents” means this Agreement and such documents as are required to be executed by such party with respect to the Closing of the Transactions.
     “Transfer Taxes” means any and all federal, state, county, municipal, foreign or other taxing jurisdiction sales, use, transfer, gross receipts, consumer levy, privilege or similar taxes, duties, excises or governmental charges, including any penalties and interest thereon, arising out of the sale of the Transferred Assets by Sellers to Buyer hereunder.
     “Transferred Assets” means all of either Seller’s right, title and interest in and to the following assets:
     (a) the Customer Contracts and the associated Customer Access Lines, provided, however, that if the parties proceed with a partial closing pursuant to Section 3.5 of this Agreement, this definition of Transferred Assets shall include those Customer Access Lines identified on the Partial Closing Schedule and the Customer Contracts relating thereto;
     (b) the Permits, to the extent assignable or transferable and in accordance with Section 6.2.3; and
     (c) the Transferred Books and Records;
     but excluding from the foregoing the Excluded Assets.
     “Transferred Books and Records” means Sellers’ customer lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys and engineering reports that relate to the operation of the Business, except for the Retained Books and Records.
     “Transition” means the transfer of Customers and the related Customer Access Lines from Sellers to Buyer.
     11.2. Interpretation. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) the term “primarily” means primarily or exclusively, and (iii) the term “including” means including without limitation.
ARTICLE 12
GENERAL
     12.1. Time of the Essence. Time is of the essence with respect to each and every term, condition, obligation and provision hereof, and failure to timely perform or remedy any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable default under this Agreement by the party so failing to perform (but which may be waived by the non-breaching party).
     12.2. Notices. All notices hereunder will be in writing and served by certified mail, return receipt requested. Notice shall be deemed to have been duly given on the earlier of the date received or the fifth business day following the date mailed by the notifying party using first class mail, postage prepaid. Notices shall be sent as follows:
     If to Sellers:
Sprint Communication Company, L.P.
6450 Sprint Parkway
Overland Park, Kansas
Attn: Paul S. Reddick
VP of Business Development
Facsimile: 913-315-[___]
     with a required copies (which shall not constitute notice) to:
Sprint Law Department
6450 Sprint Parkway
Overland Park, Kansas
Attn: VP of Marketing and Sales
Facsimile: 913-315-0763
     If to Buyer:
Trinsic, Inc.
100 Brookwood Road
Atmore, AL 36502
Attention: John Lines
Facsimile: 251-368-1314
     with a required copy (which shall not constitute notice) to:
Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606
Attention: Richard Miller
Facsimile: 312-258-5700
     12.3. Waivers. No failure of a party to enforce a provision of this Agreement will be construed as a general or a specific waiver of that provision, or of a party’s right to enforce that provision, or of a party’s right to enforce any other provision of this Agreement. No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.
     12.4. Payment of Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in consummating and carrying out the Transactions, whether or not the Transactions are consummated.
     12.5. Headings. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.
     12.6. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and, when each of the parties hereto has executed and delivered a counterpart to the other party, this Agreement shall be binding and effective even though no single counterpart has been executed by both of the parties. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original.
     12.7. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.
     12.8. Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party, which consent may be withheld in such party’s sole discretion; provided, however, that Buyer or Sellers may, without the prior consent of the other party, assign its rights under this Agreement to any Affiliate.
     12.9. Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the Transactions.
     12.10. Governing Law. To the extent that federal law does not apply exclusively, this Agreement shall be construed in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of any jurisdiction).
     12.11. Severability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by Law.
     12.12. Amendments. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

     12.13. No Construction Against the Drafting Party. Each party hereto acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it.
     12.14. Entire Agreement; No Third Party Beneficiaries. This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, warranties or representations between the parties with respect to such subject matter except as set forth or noted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

     IN WITNESS WHEREOF, the parties to this Agreement for Purchase and Sale of Customer Access Lines have executed it as of the date first above written.

BUYER:

TRINSIC, INC.

By:

Name:

Its:

SELLERS:

SPRINT COMMUNICATIONS COMPANY, L.P.

By:

Name:

Its:

SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.

By:

Name:

Its:

EXHIBITS
and
SCHEDULES
to
AGREEMENT
For
PURCHASE AND SALE
of
CUSTOMER ACCESS LINES
Dated as of October __, 2005
By and Among
SPRINT COMMUNICATIONS COMPANY, L.P.,
SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.,
And
TRINSIC, INC.

Exhibit A       Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (this “Assignment and Assumption Agreement”) is made and entered into on October ___, 2005 by and among Sprint Communications Company, L.P., a Delaware corporation (“Sprint”), Sprint Communications Company of Virginia, Inc., a Virginia corporation (“Sprint Virginia”) and Trinsic, Inc., a Delaware corporation (“Assignee”). Sprint and Sprint Virginia are sometimes referred to herein individually as an “Assignor” and collectively as “Assignors”).
     WHEREAS, Assignors and Assignee are parties to that certain Agreement for Purchase and Sale of Customer Access Lines dated as of October ___, 2005 (the “Purchase Agreement”), by and among Assignors and Assignee;
     WHEREAS, pursuant to Section 1.1 of the Purchase Agreement, Assignors have agreed to sell and the Assignee has agreed to purchase all of the Assignors’ right, title and interest in the Transferred Assets (as defined in the Purchase Agreement), including the Customer Contracts and Customer Access Lines (as defined in the Purchase Agreement) which include the Customer Access Lines as set for on Schedule 5.2.11(a) of the Purchase Agreement; and
     WHEREAS, pursuant to Section 1.2 of the Purchase Agreement, Assignors have agreed to assign to Assignee and Assignee has agreed to assume, perform and discharge when due the Assumed Liabilities (as defined in the Purchase Agreement).
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
     1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given such terms in the Purchase Agreement.
     2. Assignment. Effective as of the Closing Date, each Assignor hereby assigns, conveys, sells and transfers to Assignee (i) all of such Assignor’s right, title and interest in the Transferred Assets, including the Customer Contracts and Customer Access Lines, and (ii) all of the Assumed Liabilities.
     3. Assumption. Assignee hereby accepts the foregoing assignment and assumes and agrees to observe and perform all duties and obligations of each Assignor or its affiliates arising under the Assumed Liabilities. Assignee assumes no liability of either Assignor except the Assumed Liabilities. The parties hereto agree that any and all such liabilities, including the Retained Liabilities, shall remain the sole responsibility of the Assignors.
     4. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the parties’ representations, warranties, covenants, and indemnities relating to the Assumed Liabilities, are incorporated herein by this reference. Assignors and Assignee acknowledge and agree that the representations, warranties, covenants and indemnities contained in the Purchase Agreement shall not be superseded by this Assignment and Assumption Agreement but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall govern.
     5. Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.
     6. Benefit and Assignment. This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.
     7. Counterparts. This Assignment and Assumption Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.
     8. Choice of Law. This Assignment and Assumption Agreement shall be interpreted according to the laws of the State of Delaware, excluding any choice of law provisions or conflict of law principles which would require reference to the laws of any other jurisdiction.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNEE:

TRINSIC, INC.

By:

Name:

Title:

ASSIGNORS:

SPRINT COMMUNICATIONS COMPANY, L.P.

By:

Name:

Title:

SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.

By:

Name:

Title:

Exhibit B
Sellers Closing Certificates
SPRINT COMMUNICATIONS COMPANY, L.P.
CLOSING CERTIFICATE
     Reference is made to the Agreement for Purchase and Sale of Customer Access Lines dated as of October                     , 2005 (the “Agreement”), by and among Sprint Communications Company, L.P., a Delaware corporation (“Sprint”), Sprint Communications Company of Virginia, Inc., a Virginia corporation (“Sprint Virginia”) and Trinsic, Inc., a Delaware corporation (“Buyer”). All capitalized terms used herein without specific designation shall have the meaning set forth in the Agreement.
     Pursuant to Section 3.2.3 of the Agreement, the undersigned hereby certifies that:
     1. All representations and warranties of Sprint contained in the Agreement are true and correct in all material respects as of the date hereof, except for those representations and warranties that are made expressly as of an earlier date, which were true and correct as of the date made.
     2. Sprint has performed and complied with all covenants and agreements required or contemplated by the Transaction Documents to be performed by Sprint on or prior to the Closing Date.

     IN WITNESS WHEREOF, the undersigned have each signed this certificate.
Dated: October                     , 2005

SPRINT COMMUNICATIONS COMPANY, L.P.

By:

Name:

Title:

SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.
CLOSING CERTIFICATE
     Reference is made to the Agreement for Purchase and Sale of Customer Access Lines dated as of October                     , 2005 (the “Agreement”), by and among Sprint Communications Company, L.P., a Delaware corporation (“Sprint”), Sprint Communications Company of Virginia, Inc., a Virginia corporation (“Sprint Virginia”) and Trinsic, Inc., a Delaware corporation (“Buyer”). All capitalized terms used herein without specific designation shall have the meaning set forth in the Agreement.
     Pursuant to Section 3.2.3 of the Agreement, the undersigned hereby certifies that:
     1. All representations and warranties of Sprint Virginia contained in the Agreement are true and correct in all material respects as of the date hereof, except for those representations and warranties that are made expressly as of an earlier date, which were true and correct as of the date made.
     2. Sprint Virginia has performed and complied with all covenants and agreements required or contemplated by the Transaction Documents to be performed by Sprint Virginia on or prior to the Closing Date.

     IN WITNESS WHEREOF, the undersigned have each signed this certificate.
Dated: October                     , 2005

SPRINT COMMUNICATIONS COMPANY OF VIRGINIA, INC.

By:

Name:

Title:

Exhibit C      Buyer Closing Certificate
TRINSIC, INC.

CLOSING CERTIFICATE
     Reference is made to the Agreement for Purchase and Sale of Customer Access Lines dated as of October                     , 2005 (the “Agreement”), by and among Sprint Communications Company, L.P., a Delaware corporation (“Sprint”), Sprint Communications Company of Virginia, Inc., a Virginia corporation (“Sprint Virginia”) and Trinsic, Inc., a Delaware corporation (“Buyer”). All capitalized terms used herein without specific designation shall have the meaning set forth in the Agreement.
     Pursuant to Section 3.3.2 of the Agreement, the undersigned hereby certifies that:
     1. All representations and warranties of Buyer contained in the Agreement are true and correct in all material respects as of the date hereof, except for those representations and warranties that are made expressly as of an earlier date, which were true and correct as of the date made.
     2. Buyer has performed and complied with all covenants and agreements required or contemplated by the Transaction Documents to be performed by Buyer on or prior to the Closing Date.

     IN WITNESS WHEREOF, the undersigned have each signed this certificate.
Dated: October                     , 2005

TRINSIC, INC.

By:

Name:

Title:

Exhibit D Press Release

FOR IMMEDIATE RELEASE	Contact:	Andrew Graham
Corporate Counsel
agraham@trinsic.com
(813) 233-4567
TRINSIC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SPRINT LINES
TAMPA, Fl. — (October ___, 2005) — Trinsic, Inc., (NASDAQ/SC: TRNCD), a leading provider of traditional and IP telephony services, announced today it has entered into a definitive agreement to acquire from Sprint Nextel Corp. (NYSE: S) substantially all the Sprint local UNEP access lines for which Trinsic currently provides services under a wholesale, “private-label” arrangement. According to Trinsic, it currently provides wholesale services for approximately 187,000 Sprint local lines, located mostly in the eastern U.S. The closing is anticipated for early 2006 pending regulatory approvals. The Agreement sets the purchase price at $100 per line, of which 25% will be due at closing. The remainder will be due in 15 equal, monthly installments. The transaction satisfies criteria contained in the Company’s recently issued Series H Convertible Preferred Stock that the Company must enter into a definitive agreement to acquire no less than 150,000 UNE-P subscriber lines and, accordingly, sets the price for the conversion of the Series H Preferred Stock into the Company’s common stock at $3.90 per share.
     Trey Davis, Trinsic chief executive officer, remarked “We’re delighted to sign this agreement. It adds to our subscriber base, will have the effect of increasing our average per line margins and settles the pricing issue of our Series H Convertible Preferred Stock. While this transaction will effectively end our wholesale relationship with Sprint, we believe it will improve the visibility of the revenue stream these lines provide, as well as improve their profitability.”
Forward-Looking Statements
     This news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in Trinsic’s periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Trinsic’s business, financial condition, and results of operations. Trinsic assumes no obligation to update these forward-looking statements.
-MORE-

About Trinsic
     Trinsic offers consumers and businesses traditional and IP telephony services. Trinsic’s products include proprietary services such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers’ communications needs intelligently and intuitively. Trinsic is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies. Trinsic, Inc. changed its name from Z-Tel Technologies, Inc. on January 3, 2005. For more information about Trinsic and its innovative services, please visit www.trinsic.com.
- END -
-MORE-

Schedule 5.1.3
Required Approvals
None

Schedule 5.2.4
Required Approvals
None

Schedule 5.2.8
Customer Contracts
None

Schedule 5.2.11(a)
Customer Access Lines
See Attached Computer Disc

Schedule 5.2.11(b)
List of Partnership Programs

Sprint Partners with Sprint Complete Sense
Partners	USAA
America WestAirlines	USAA
United Airlines	USAA Service
US Air
Virgin Atlantic Airways

Schedule 5.2.11(c)
Partnership Customer Access Lines
The Partnership Customer Access Lines consist of those Customer Access Lines on the computer disc attached to Schedule 5.2.11(a) that are identified with a partner ID in COMX with the following codes 14, 15, 20, 21, 22, 23, 26, 27, 30, 31, 32, 34, 36
The Partnership Customer Access Lines are represented in the aggregate as follows:

			# OF
	# OF LINES	# OF ACCTS	LINES	# OF ACCTS
Airlines*	15,685	14,310	9.84%	9.17%
USAA (5% dis)	21,881	20,244	13.73%	12.98%
Non-Partner	121,780	121,418	76.42%	77.85%
	159,346	155,972	100.0%	100.0%
USAA / Sprint partnership officially ended in September 2005; discounts continue until closing

*	There are less than 1,200 additional lines that were associated with partnership programs that were terminated in 2005 or earlier that are not included in these numbers.

Schedule 5.2.12
Slamming, Cramming and Bill Presentation Claims Received
by Sprint Prior to Execution of Agreement
Sprint has received a claim or notice of claim with respect to the following phone numbers:

NY	7168421810	7168421810	UHRIEL BEDOYA
PA	2152262579	2152262579	JESSIE NATHAN
PA	7244957391	7244957391	JE CWYNAR
MD	4104801068	4104801068	MARGARET DILLARD
CA	7074442842	7074442842	NORMAN BRADFORD
TN	8654089984	8654089984	ED FENDLEY
NJ	8566860436	8566860436	EILEEN BLEMINGS
WI	4144664347	4144664347	IRMA LINDNER
WA	4256431324	4256431324	LARRY GALLOWAY
CA	5102624623	5102624623	GAIL JOHNSON
NY	2122557680	2122557680	COCO MCPHERSON
MD	3014327338	3014327338	MICHAEL KINNA
WA	3604120435	3604120435	RICHARD SALVAGE
VA	7035221382	7035221382	ALICIA CHAN
NY	7184576575	7184576575	BRADFORD HILL
NY	5185833057	5185833057	THEODORE SCOTT
CO	9702784056	9702784056	RONALD HILLEGAART
IL	7083670354	7083670354	KYLE M. HOPKINS
AZ	4804968910	4804968910	L C ACCOUNTING SERVICES
MI	3133680813	3133680813	ARTEZ WILLIAMS
PA	7249815641	7249815641	TOM OFFUTT
PA	7179448224	7179448224	JENNIFER LIN
NY	7185432728	7185432728	STEPHEN KAVASHANSKY
PA	4128810302	4128810302	VIRGINIA ODOSKI
NJ	8568813995	8568813995	ELEANOR GRAMIGNA
NY	7187650658	7187650658	MARIA SILVA
IN	3178990010	3178990010	SHEILA L WALKER
TX	2814122584	2814122584	TRACI MEISHER
IL	7083453083	7083453083	CHRISTINA DELAGARZA
OH	7402646669	7402646669	JOHN VARGO
NY	7188375093	7188375093	MARIA ROMAN
NY	5168678256	5168678256	BRYAN BASIL
IL	7736850815	7736850815	ELANA DUARTE
KY	5024544007	5024544007	PORTIA BROWN
TX	7139471274	7139471274	FEDERICO ROBLEDO
NJ	6096450507	6096450507	KAREN POLLOCK
BTN = Billing Telephone Number

WTN = Working Telephone number

Schedule 6.2.6
Items to be Covered by Interim Process Agreement
Interim Process Agreement:

Provided is a list of concepts to be completed by the buyer and the seller in facilitation of a thorough and complete transition of the previously defined customer base by the closing date.
Order Management
•	Sprint Access to customer’s accounts for remainder of statue of limitations related to legal and regulatory policies for slamming and cramming, or other policies.

•	Need to agree on how we shut down automatic file exchanges and when

•	EarthLink Dial-Up accounts transitioned to EarthLink Direct Billing with cooperation of EarthLink
Collections:
•	All Collections and Receivables < or > 90 days will transfer to Trinsic for collection on Sprints behalf

•	Voice connectivity and call routing changes will modified

•	Data connectivity needs to be modified or shut down completely.

•	Resp org changes for 800 numbers as needed
Service and Repair
•	Define a process for handling outstanding PUC escalations or complaints

•	Determine how to handle existing open repair tickets — includes ILEC and Volt tickets

•	Create customer facing message that agents can use regarding this transition

•	Staffing model estimates for service and repair

•	Resp Org changes for 800 numbers as needed
Regulatory
•	Detail out Federal and State Filing requirements

•	Tariff new plans for Trinsic Local & State levels
Customer Communications
     External Communications (customer facing):
•	Develop timeframes for Customer Communications

•	Coordinate content of customer communications (messages)

•	Develop method of communication by state (i.e. Bill insert, Letter, etc..)

•	Voicemail transition
     Internal Communications:
•	Develop internal scripting for call centers and customer facing employees

•	Coordinate IVR and Call Transfer strategies

Portfolio Management
•	Detail process to mirror current Sprint tariffs, rates, and product names

•	Develop timeline to transition Sprint customers to Trinsic’s OCN and LD PIC

•	Resp orgs for customer 800#s (small biz)

•	Detail out transition of Inside Wiring program

•	Remove Sprint branding, names and trademark information from all customer and internal facing elements: i.e. invoices, IVRs, online links, etc.

•	Determine ability to transition Travel cards or need to reissue new cards from Trinsic (Foncard)

•	Migration plan for transition of accounts (phased approach or flash-cut)
LEC
•	Develop process to reconcile LEC bills post closing

•	Convert Sprint OCNs to Trinsic OCNs

•	Convert LD to Trinsic PICC for intra and interlata services (where applicable)

•	Review impending needs regarding any changes to Carrier Access Billing
Miscellaneous
•	Coordinate access for Trinsic to Sprint TPV/ ELOA files

•	Transition / Provide Access to Lifeline certification files

•	Coordinate taxes pre and post closing

•	Alpha Accounts to be notified of intent to remove alpha status prior to Close Date
Volt
•	Inside Wire Maintenance customer contracts

•	Repair Tickets
Reporting
•	Monthly churn reporting to be established to define the account level churn from Trinsic data

•	One time data pull of all consumer and small business lines with associated partner identification on January 31, 2006 at midnight.
Online
•	Define web strategic approach incorporating:
°	Redirect online visits to Trinsic web portal

°	Set-up static redirect pages

°	Remove Sprint domain names

°	Re-brand the C — around the current Sprint Pages

°	Review and remove any Sprint specific links and language from pages

°	Determine customer access strategy with user names and passwords

°	Online account payment services [Speedpay] redirected to Trinsic lock-boxes

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

		Page

12.12.	Amendments	24
12.13.	No Construction Against the Drafting Party	25
12.14.	Entire Agreement; No Third Party Beneficiaries	25

iii